Exhibit 99.1

Michael Bloom Named CEO as Jerry Shore Sets Retirement Date

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 29, 2016--Fred's Inc. (NASDAQ: FRED) today announced that Chief Executive Officer Jerry A. Shore will retire from the Company in February 2017. The Board of Directors is pleased to name Michael K. Bloom Chief Executive Officer, effective immediately. Bloom, who joined Fred's as President and Chief Operating Officer in January 2015, has worked closely with Shore on building a strong management team to ensure a smooth and effective transition.

Commenting on the announcement, Thomas H. Tashjian, Chairman of the Board of Directors, said, "Jerry and Mike have worked side by side for nearly two years; we are fortunate to have had Jerry's successor in place for this transition. With more than 30 years of experience in small-box retail, throughout merchandising, marketing, supply chain and store operations, Mike has proven himself as a strategic, innovative and effective leader. As our President and Chief Operating Officer, Mike has been the architect of the transformation taking place in our front store. Our Board and the Company's entire management team are enthusiastic and confident about the capabilities and vision that Mike brings to the CEO position."

Mike Bloom added: "I am honored and humbled to be given the opportunity to lead this great organization and talented team through this exciting time. I am confident that the strategies we are laying out and the investments we are making will further evolve this unique business model – as a regional provider of healthcare services and value merchandise in the markets that we serve – and will position us to realize long-term sustainable growth."

"For 16 years, Jerry Shore has shown tremendous dedication to this Company and has worked tirelessly for the benefit of its stakeholders," Tashjian continued. "His financial and operational leadership has been exceptional, his contributions numerous, and his passion for improving Fred's relentless. We are very grateful for his time here at Fred's and are pleased that the Company will still benefit from his insight and experience as he works closely with Mike through year-end and as he continues to serve on the Board of Directors following retirement."

Jerry Shore added: "I am very grateful for the time I have spent at Fred's, the fine people I have come to know as colleagues, and the opportunities I have had to join with others in moving this company forward. Now, knowing that the leadership of Fred's passes to the capable hands of Mike Bloom, I look forward to spending more time with my family and enjoying the many other interests that never seemed to fit into my hectic schedule."

Fred's, Inc. and subsidiaries operate 651 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 372 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's Inc.
Rick Hans, 901-362-3733, Ext. 2232
Executive Vice President and
Chief Financial Officer